Exhibit 99.1

May 27, 2015

To Our Unit Holders:

We are pleased to announce that Advanced BioEnergy (“ABE”) has entered into an agreement with AgStockTrade.com to provide a liquidity option to our unit holders. AgStockTrade.com is an Internet platform that will allow current ABE Unit Holders and other potential investors to buy and sell ABE units via an Alternative Trading System (“ATS”). The ATS is a share matching system designed to meet investors’ liquidity needs by matching one investor’s “offer to sell” with another investor’s “offer to buy”. Although this does not work the same way as a major exchange such as NASDAQ, it is an efficient and effective way for potential buyers and sellers to execute a sale/purchase while remaining in compliance with IRS and SEC regulations.

ABE will continue to operate as the Transfer Agent after a matching transaction has occurred via AgStockTrade.com. Other than providing a platform for matching buyer/seller offers, the process of transferring ABE units will remain the same. Unit certificates will be dated in accordance with the Trade Effective Date (further described below). Additionally, ABE’s Board of Directors will continue to affirmatively approve all sale/purchase transactions executed via AgStockTrade.com.

Getting Started on AgStockTrade.com. The detailed rules and procedures can be found in the “Trading Service Operational Manual” found on the AgStockTrade.com website. Below are a few specific items contained in the Trading Service Operational Manual:

•	In order to trade units on the AgStockTrade.com site, you must first be registered. You can register directly on the website at www.AgStockTrade.com or via telephone at (605) 361-8230 or (800) 859-3018.

•	To buy or sell units on the site, you must indicate the price and number of shares you desire to buy or sell.

•	AgStockTrade.com will match offers to buy with offers to sell. Per IRS regulations, offers to sell must be listed on the site for at least 15 days prior to being matched with an offer to buy.

•	Buyers and sellers must return executed contracts to AgStockTrade.com within 15 days of the match.

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•	Trade Effective Date:

•	Sales and transfers will be effective no sooner than the first day of the quarter following a match, provided at least 45 days have expired from the time the matched offer to sell was first posted to AgStockTrade.com.

•	If an offer to sell is posted within the last 45 days of a quarter and a match occurs prior to the end of that same quarter, the sale and transfer will not become effective until the first day of the quarter following the next quarter.

If you have interest in buying or selling ABE units we strongly encourage you to visit the AgStockTrade.com website and review the Operations Manual and other supporting documents listed under ABE. For additional questions on “How to Get Started” you may also contact AgStockTrade.com directly at (605) 361-8230 or (800) 859-3018.

We continue to work toward increasing the profitability of ABE and reducing our outstanding debt to build value for our unit holders. We are committed to this end and would like to thank our unit holders for their continued support.

Sincerely,

Richard R. Peterson
CEO